Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject Line:  Ralf Sellig, Rob Vogel and Team from Lucas Capital Management Join Peapack Private Wealth Management

Photo Caption: (Left to right) Bruce Severance, Ralf Sellig, Brett Flynn, Kathleen Heine and Rob Vogel.

Bedminster, New Jersey – December 14, 2020 - Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), is proud to announce that Ralf Sellig and Rob Vogel from Lucas Capital Management, a Red Bank, NJ wealth management firm, along with their full team, have joined Peapack Private, the wealth management division of Peapack-Gladstone Bank.

“Adding a well-established wealth management team located at The Galleria in Red Bank, gives us on-the-ground presence in Monmouth County, a growing and desirable market, which Peapack-Gladstone Bank and Peapack Private plan to add to in 2021.  I expect a seamless transition and welcome, Ralf, Rob, Brett, Bruce and Kathleen, along with their clients to our firm,” said John P. Babcock, President of Peapack Private.

Ralf Sellig has been with Lucas Capital since 2006 as a portfolio and risk manager. He began his career in 1988 at Bank of America in Frankfurt, Germany, at its Foreign Exchange and Money Market trading desk. In 1991, he moved to the Deutsche Bank trading Foreign Exchange. His increasing responsibilities at Deutsche Bank included heading trading desks in Frankfurt, Paris, Tokyo, and New York City. When Ralf left Deutsche Bank in 2006, he was a managing director running Global Currency Spot Trading out of New York.

Rob Vogel joined Lucas Capital in 2008. His responsibilities include portfolio management, energy-income research, and supporting Lucas’ private investments. Prior to joining Lucas, Rob was vice president and treasurer of Hess Corporation. In the treasurer role, he had global responsibility for capital markets, treasury operations, insurance, and managing the company’s $3 billion in pension plans. He spent 20 years at Hess in a variety of financial leadership roles. Working his way from financial analyst to senior financial executive, Rob has experience with a broad range of financial challenges. In addition to his role at Lucas, Rob is Chairman of the Board of Royale Energy, a California independent oil and gas company. He holds a Bachelor of

Science in Chemical Engineering from the University of Colorado and an MBA with distinction from New York University.  Rob is active in providing leadership in the non-profit community serving as Chairman of the BlinkNow Foundation and Treasurer of the Barnegat Bay Yacht Racing Association.  He is also a past board member of the Community Foundation of NJ and is the Chair of the Finance Committee at Mt. Horeb United Methodist Church.

Joining Ralf and Rob are Brett Flynn, Bruce Severance and Kathleen Heine.

Brett has been with Lucas Capital since 2000 and is a portfolio manager, analyst, and chief compliance officer. He began his career in 1995 at Merrill Lynch and then at McConnell, Bud, and Downes, a broker/dealer specializing in small-cap banks, as head equity trader before joining LCM. Brett received his Bachelor of Arts degree in History in 1995 from St. Lawrence University in Canton, NY and is a former options and securities principal.

Bruce joined Lucas Capital in July 2005. His primary role is as a portfolio manager. Prior to joining Lucas Capital, Bruce spent eight years as one of five portfolio managers with H. G. Wellington on Wall Street. Before that he spent 16 years with Smith Barney/Shearson. He started with Chase Manhattan Bank and had co-managed a family magazine subscription business. Bruce is a graduate of the South Kent School, Rutgers University, and did some graduate work at New York University.

Kathleen joined Lucas Capital at its inception in 1996 as the office manager and benefits administrator. She received her bachelor’s degree from Mt. St. Mary’s College. Kathleen began her career at Smith Barney where she ran the broker orientation program for over three years. She then transferred to the branch office as a client service manager. Kathleen’s top priority at Lucas is to provide superior client service.

“We are thrilled to join the highly respected wealth management division of a community bank that has been in business for nearly 100 years,” said Mr. Sellig.  “This partnership will allow us to continue doing what we do best while expanding client services.  As an integral part of the wealth management team, we will join with a first-class financial institution that shares the same obsession on the success of its clients as we do.”

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and assets under management and/or administration of $7.6 billion as of September 30, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.